Exhibit 99.3

Rule 438 Consent

I will become a director of Buckhead Community Bancorp, Inc. (“Buckhead Community”) after consummation of the merger of Allied Bancorp, Inc. with and into Buckhead Community and am so designated in the Registration Statement on Form S-4 filed by Buckhead Community with the SEC. I hereby consent to being so designated in the Registration Statement.

/s/ Andrew K. Walker
Andrew K. Walker

June 20, 2007